Exhibit 5.1

                  Friedlob Sanderson Paulson & Tourtillott, LLC
                     1775 Sherman Street, Twenty-First Floor
                             Denver, Colorado 80203

                                December 9, 2002


Board of Directors
Equitex, Inc.
7315 East Peakview Avenue
Englewood, Colorado 80111

Re:      Registration Statement on Form S-3
         Opinion of Counsel

Gentlemen:

         As counsel for Equitex, Inc. (the "Corporation"), a Delaware corporation, we have examined the Certificate of Incorporation, the Bylaws and Minutes of the Corporation and such other corporate records, documents and proceedings, and have considered such questions of law as we deemed relevant for the purpose of this opinion. We have also, as such counsel, examined the Corporation's Registration Statement on Form S-3 (the "Registration Statement"), which will be filed with the Securities and Exchange Commission today or shortly thereafter, covering the sale of an aggregate of up to 25,223,061 shares (the "Shares") of the Corporation's common stock that have been and may be issued pursuant to the conversion of the Series H 8% Convertible Preferred Stock, Series I 6% Convertible Preferred Stock and Series J 6% Convertible Preferred Stock (collectively, the "Preferred Stock") held by the selling securityholders, including Shares that may be issued upon the exercise of warrants issued in connection with the purchase of the Preferred Stock (the "Preferred Stock Warrants"), common stock issued and issuable to the selling securityholders pursuant to the Corporation's acquisitions of Nova Financial Systems, Inc. and Key Financial Systems, Inc. (the "Acquisitions") and common stock that may be issued upon the exercise of warrants issued in connection with the Acquisitions (the "Acquisition Warrants"), all in accordance with the Certificates of Designations, Securities Purchase Agreements, Warrants and Registration Rights Agreements, and any amendments thereof, for the Series H, I and J Convertible Preferred Stock and the Preferred Stock Warrants (collectively, the "Preferred Stock Agreements"), and the agreements and plans of reorganization for the Acquisitions, the subscription agreements, Warrants and registration rights agreement, and any amendments thereof (collectively, the "Acquisition Agreements") as described in and in accordance with the terms of the Registration Statement.

         Based upon the foregoing, we are of the opinion that the Shares, issued in accordance with the Preferred Stock Agreements and Acquisition Agreements, including shares to be issued upon conversion of the Preferred Stock and upon exercise of the Preferred Stock Warrants and Acquisition Warrants in accordance with their terms, have been and will be duly and validly issued as fully paid and non-assessable shares of common stock of the Corporation.

         We hereby consent to the use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5.1 thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                              /s/ Friedlob Sanderson Paulson & Tourtillott, LLC